EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

S. R. SNODGRASS

Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 10-K of our report dated February 28, 2007 on the consolidated balance sheets of First West Virginia Bancorp, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. Said report appears in this Form 10-K under Part II, Item 8.

/s/ S.R. Snodgrass, A.C.
Wheeling, West Virginia March 26, 2007

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062